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Exhibit 5.1

April 25, 2014 Athlon Holdings LP 420 Throckmorton Street, Suite 1200 Fort Worth, Texas 76102 Athlon Finance Corp. 420 Throckmorton Street, Suite 1200 Fort Worth, Texas 76102
  Re:
  $500,000,000 Aggregate Principal Amount of 7 3/8% Senior Notes due 2021

Ladies and Gentlemen:

        We have acted as special counsel to Athlon Holdings LP, a Delaware limited partnership ("Athlon Holdings"), and Athlon Finance Corp., a Delaware corporation ("Finance Corp." and, together with Athlon Holdings, the "Issuers"), in connection with the issuance by the Issuers of up to $500,000,000 aggregate principal amount of 7 3/8% Senior Notes due 2021 (the "Exchange Notes") and the guarantees of the Exchange Notes (the "Exchange Guarantees") by Athlon Energy Inc., a Delaware corporation (the "Guarantor"), under an Indenture dated as of April 17, 2013, by and among the Issuers and U.S. Bank National Association, as trustee (the "Initial Indenture"), and a Supplemental Indenture dated as of August 14, 2013, including the Guarantees, by and among the Issuers, the Guarantor and U.S. Bank National Association, as trustee (together with the Initial Indenture, the "Indenture"), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on April 25, 2014 (the "Registration Statement"). The Exchange Notes and the Exchange Guarantees will be issued in exchange for the Issuers' outstanding 7 3/8% Senior Notes due 2021 issued on April 17, 2013 and the related guarantees (the "Outstanding Notes") on the terms set forth in the prospectus contained in the Registration Statement (the "Prospectus"). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and the Exchange Guarantees.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have also relied upon certificates and other assurances of officers of the Issuers and the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

April 25, 2014

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and when delivered in exchange for the Outstanding Notes as contemplated by the Prospectus, the Exchange Notes and the Exchange Guarantees will be legally valid and binding obligations of the Issuers and the Guarantor, respectively, and enforceable against the Issuers and the Guarantor in accordance with their respective terms.

        Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 6.12 of the Initial Indenture; (d) any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy; (e) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; and (f) the severability, if invalid, of provisions to the foregoing effect.

        With your consent, we have assumed (a) that the Indenture, the Exchange Notes and the Exchange Guarantees (collectively, the "Documents") have been duly authorized, executed and delivered by the parties thereto other than the Issuers and the Guarantor, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Issuers and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading "Validity of the Securities." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP

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  Exhibit 5.1